Exhibit 99.1

FOR IMMEDIATE RELEASE

January 25, 2012

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Fourth Quarter Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 124-year-old IBERIABANK (www.iberiabank.com), reported operating results for the fourth quarter ended December 31, 2011. For the quarter, the Company reported income available to common shareholders of $17 million and fully diluted earnings per share (“EPS”) of $0.59. The Company completed the acquisitions of OMNI BANCSHARES, Inc. (“OMNI”) and Cameron Bancshares, Inc. (“Cameron”) on May 31, 2011. Financial statements reflect the impact of those acquisitions beginning on that date. The conversions of branch and operating systems of OMNI and Cameron were successfully completed over the weekends of June 18-19 and July 9-10, respectively. The Company incurred pre-tax acquisition and conversion costs in the fourth quarter of 2011 equal to $4 million, or $0.10 per share on an after-tax basis. Excluding the acquisition and conversion costs, EPS in the fourth quarter of 2011 was $0.69 per share. The average analyst estimate for EPS for the fourth quarter of 2011 as reported in First Call was $0.65 per share.

Daryl G. Byrd, President and Chief Executive Officer commented, “Our Company continues to demonstrate tremendous growth and balance sheet strength during this challenging economic period. Our stellar asset quality ratios continued to show significant improvement throughout the year.” Byrd continued, “We are very proud of our investments and many accomplishments in 2011, and we are optimistic regarding our Company’s prospects for 2012. With great excitement, we will be celebrating our institution’s 125th anniversary on March 12, 2012.”

Highlights for the Fourth Quarter of 2011 and December 31, 2011:

•	Loan growth of $262 million, or 5%, between quarter-ends (18% annualized rate), excluding loans, OREO, and other assets covered under FDIC loss share agreements (“Covered Assets”).

•	Core deposit growth (excluding time deposits) of $280 million, or 4% (17% annualized growth), compared to September 30, 2011.

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Continued asset quality strength; Nonperforming assets (“NPAs”), excluding Covered Assets and impaired loans marked to fair value that were acquired in the OMNI and Cameron acquisitions, equated to 0.87% of total assets at December 31, 2011, compared to 0.89% at September 30, 2011. On that basis, loans past due 30 days or more declined 11%, and restructured loans declined 4% during the fourth quarter of 2011.

•	For the year of 2011, net charge-offs excluding Covered Assets were $8 million, or 0.13% of average loans, compared to $27 million, or 0.60% of average loans in 2010.

•

Despite the significant improvement in asset quality measures in the legacy and FDIC Covered Assets, the Company incurred net impairment associated with Covered Assets totaling $2 million, or $0.04 per share on an after-tax basis. During the fourth quarter of 2011, the Company also wrote-down four properties formerly used for banking purposes totaling $1 million, or $0.02 per share on an after-tax basis.

•	Capital ratios remain strong; At December 31, 2011, the Company’s tangible common equity ratio was 9.52%, tier 1 leverage ratio was 10.45%, and total risk based capital ratio was 16.21%.

•

At the time of acquisition of OMNI and Cameron, the Company used preliminary estimates to determine the fair values of assets acquired and liabilities assumed. In accordance with generally accepted accounting principles, acquirers have one year to complete analysis on facts and circumstances that existed at acquisition date and refine those estimates. During the fourth quarter of 2011, the Company performed further analysis that included a refinement of future estimated cash flows, review of loan types, refinement of discounts, losses given default, and underlying collateral values. As a result, the Company increased the original amount of goodwill recorded on Cameron at June 30, 2011 by $20 million and reduced loan interest income in the third quarter of 2011 by $1.5 million. The majority of the $20 million increase in goodwill on Cameron was associated with interest rate mark adjustments.

•

As a result of the OMNI and Cameron adjustments to loan interest income, the tax-equivalent net interest margin for the third quarter of 2011, was initially reported as 3.62%, was subsequently adjusted to 3.58%. The margin in the fourth quarter of 2011 was 3.62%.

Balance Sheet Summary

Total assets increased $271 million, or 2%, since September 30, 2011, to $11.8 billion at December 31, 2011. Over this period, total loans increased $218 million, or 3%; investment securities decreased $59 million, or 3%; and total deposits increased $99 million, or 1%. Total shareholders’ equity increased $11 million, or 1%, since September 30, 2011, to $1.5 billion at December 31, 2011.

Investments

Total investment securities decreased $59 million during the fourth quarter of 2011, or 3%, to $2.0 billion at December 31, 2011. As a percentage of total assets, the investment portfolio declined from 18% at September 30, 2011, to 17% at December 31, 2011. The investment portfolio had a modified duration of 2.8 years at December 31, 2011, compared to 2.6 years at September 30, 2011. The unrealized gain in the investment portfolio increased from $42 million at September 30, 2011 to $46 million at December 31, 2011. Based on projected prepayment speeds and other assumptions, at December 31, 2011, the portfolio was expected to generate approximately $542 million in cash flows, or about 27% of the portfolio, over the next 12 months. The average yield on investment securities declined 15 basis points on a linked quarter basis, to 2.57% in the fourth quarter of 2011. The Company holds in its investment portfolio primarily government agency and municipal securities. Municipal securities comprised only 11% of the total investment portfolio at December 31, 2011. The Company holds no sovereign debt or foreign derivative exposure and has an immaterial exposure to accelerated bond premium amortization.

Loans

In the fourth quarter of 2011, total loans increased $218 million, or 3%. The loan portfolio associated with the FDIC-assisted acquisitions decreased $44 million, or 3%, compared to September 30, 2011. Excluding loans associated with the FDIC-assisted transactions, total loans increased $262 million, or 5%, over that period (18% annualized rate). On that basis, commercial and business banking loans grew $250 million, or 6% (23% annualized rate), and consumer loans increased $55 million, or 4% (18% annualized rate), while mortgage loans declined $43 million, or 14%, over that period. Between the times at which the acquisitions were completed and December 31, 2011, loans acquired in FDIC-assisted acquisitions decreased by approximately $559 million, or 30%.

Of the $7.4 billion total loan portfolio at December 31, 2011, $1.3 billion (net of discounts), or 18% of total loans, were Covered Assets, which provide considerable protection against credit risk. Approximately $74 million of the impaired loans from OMNI and Cameron at the time of acquisition were marked to estimated fair values.

Period-End Loan Volumes ($ in Millions)

	12/31/10	3/31/11	6/30/11	9/30/11	12/31/11
Commercial	$3,123	$3,255	$4,230	$4,254	$4,504
Consumer	960	1,003	1,218	1,233	1,288
Mortgage	370	344	235	305	262

Non-FDIC Loans	$4,453	$4,602	$5,683	$5,792	$6,054
Covered Assets	$1,583	$1,520	$1,463	$1,378	$1,334

Total Loans	$6,035	$6,122	$7,146	$7,170	$7,388
Non-FDIC Growth	4%	3%	25%	2%	5%

On a linked quarter basis, the yield on average total loans (non-FDIC loans and FDIC covered loans, net of the FDIC indemnification asset) increased four basis points to 5.02%. The increase in this yield was primarily driven by the improvement in the yield on the FDIC covered loans, as the non-FDIC covered loan yield declined eight basis points. The loan yield on FDIC covered loans net of the FDIC indemnification asset was 5.33%, an improvement of 40 basis points on a linked quarter basis. The primary reason for the yield improvement in FDIC covered loans was positive adjustments that will occur from time to time.

Non-Covered and Net Covered Loan Portfolio Volumes And Yields ($ in Millions)

	4Q 2010		1Q 2011		2Q 2011		3Q 2011		4Q 2011
	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield
Non Covered Loans	$4,333	4.94%	$4,506	4.89%	$5,004	4.92%	$5,743	4.99%	$5,874	4.91%

FDIC Covered Loans	$1,466	10.67%	$1,546	14.20%	$1,490	10.89%	$1,422	7.82%	$1,351	16.14%
FDIC Indemnification Asset	900	-3.75%	709	-12.37%	666	-10.88%	627	-1.63%	593	-19.31%

Net Covered Loans	$2,366	5.14%	$2,254	5.74%	$2,156	4.08%	$2,048	4.93%	$1,944	5.33%

The Company projects the prospective yield and average balance on the net covered loan portfolio in the first quarter of 2012 to approximate the level reported for the third quarter of 2011, based on current FDIC loss share accounting assumptions and estimates.

Commercial real estate loans totaled $3.3 billion at December 31, 2011, of which approximately $0.7 billion, or 22%, were Covered Assets. In addition, these Covered Assets were purchased at substantial discounts.

At December 31, 2011, approximately 12% of the Company’s direct consumer loan portfolio (net of discounts) was Covered Assets and impaired loans marked to fair value. The remaining legacy consumer portfolio maintained favorable asset quality. The average credit score of the legacy consumer loan portfolio borrower was 723, and consumer loans past due 30 days or more were 0.88% of total consumer loans at December 31, 2011 (compared to 0.55% at September 30, 2011). At December 31, 2011, legacy home equity loans totaled $509 million, with 1.11% past due 30 days or more (0.81% at September 30, 2011). Legacy home equity lines of credit totaled $340 million, with 0.44% past due 30 days or more (0.25% at September 30, 2011). Annualized net charge-offs in this portfolio were 0.03% of total consumer loans in the fourth quarter of 2011 (0.38% in the third quarter of 2011). The weighted average loan-to-value at origination for this portfolio over the last three years was 67%.

The indirect automobile loan portfolio totaled $262 million at December 31, 2011, up $2 million, or 1%, compared to this portfolio at September 30, 2011. At December 31, 2011, this portfolio equated to 4% of total loans and had 1.08% in loans past due 30 days or more (including nonaccruing loans), compared to 0.96% at September 30, 2011. Annualized net charge-offs in the indirect loan portfolio equated to approximately 0.38% of average loans in the fourth quarter of 2011, compared to 0.20% in the third quarter of 2011. Approximately 79% of the indirect automobile portfolio was loans to borrowers in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate (4.9% in November 2011, the 23rd lowest unemployment rate of 372 MSAs in the United States).

Asset Quality

The Company’s credit quality statistics are significantly affected by the FDIC-assisted acquisitions. However, the loss share arrangements with the FDIC and acquisition discounts are expected to provide substantial protection against losses on those Covered Assets. Under loss share agreements in connection with the FDIC-assisted acquisitions, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $1.2 billion, or $965 million (the Company covered the remaining $241 million at acquisition). In addition, the FDIC will cover 95% of losses that exceed a $970 million threshold level. The Company received a discount of approximately $515 million on the purchase of assets in the transactions.

The majority of assets acquired in the four FDIC-assisted transactions completed in 2009 and 2010 are Covered Assets. Total NPAs at December 31, 2011, were $873 million, down $74 million, or 8%, compared to September 30, 2011. Excluding $788 million in NPAs which were Covered Assets or acquired impaired loans marked to fair value, NPAs at December 31, 2011 were $85 million, up $1 million, or 1%, compared to September 30, 2011. On that basis, NPAs were 0.87% of total assets at December 31, 2011, compared to 0.89% of assets at September 30, 2011 and 0.91% one year ago.

Summary Asset Quality Statistics

($ thousands)	IBERIABANK Corp.
	4Q10*	1Q11*	2Q11**	3Q11**	4Q11**
Nonaccruals	$49,496	$60,034	$56,434	$70,833	$60,303
OREO & Foreclosed	18,496	17,056	18,461	12,301	21,382
90+ Days Past Due	1,455	454	2,191	1,149	3,580

Nonperforming Assets	$69,447	$77,544	$77,085	$84,283	$85,265
NPAs/Assets	0.91%	1.01%	0.84%	0.89%	0.87%
NPAs/(Loans + OREO)	1.55%	1.68%	1.36%	1.47%	1.41%
LLR/Loans	1.40%	1.45%	1.28%	1.34%	1.24%
Net Charge-Offs/Loans	0.96%	-0.06%	0.13%	0.12%	0.31%

*	Excludes the impact of all FDIC-assisted acquisitions
**	Excludes the impact of all FDIC-assisted acquisitions and acquired impaired loans from OMNI and Cameron

Excluding the FDIC-assisted transactions and impaired loans acquired at fair value, loans past due 30 days or more (including nonaccruing loans) decreased $14 million, or 15%, and represented 1.37% of total loans at December 31, 2011, compared to 1.68% of total loans at September 30, 2011. On that basis, loans past due 30-89 days at December 31, 2011 totaled $19 million, or 0.32% of total loans (compared to 0.44% of total loans at September 30, 2011), and troubled debt restructurings at December 31, 2011, totaled $28 million, or 0.46% of total loans (compared to 0.50% of loans at September 30, 2011). Substantially all of the troubled debt restructurings were included in the NPAs at December 31, 2011. The Company reported classified assets excluding Covered Assets totaling $206 million at December 31, 2011, or 1.75% of total assets (compared to $197 million, or 1.71% of total assets, at September 30, 2011). Since year-end 2011, approximately $14 million in classified assets have paid-off in full, including an $11 million loan which was past due and the Company’s second largest classified asset.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

	12/31/10	3/31/11	6/30/11	9/30/11	12/31/11
Consolidated (Ex-FDIC Covered Assets and SOP 03-3)
30+ days past due	0.33%	0.35%	0.41%	0.46%	0.38%
Non-accrual	1.11%	1.30%	0.99%	1.22%	0.99%

Total Past Due	1.44%	1.65%	1.40%	1.68%	1.37%

Consolidated (With FDIC Covered Assets)
30+ days past due	2.44%	2.04%	1.41%	1.28%	1.46%
Non-accrual	12.10%	11.89%	10.17%	10.36%	9.11%

Total Past Due	14.54%	13.93%	11.58%	11.64%	10.57%

The Company reported net charge-offs of $5 million in the fourth quarter of 2011, compared to $2 million on a linked quarter basis. The ratio of net charge-offs to average loans was 0.29% in the fourth quarter of 2011 (0.31% excluding Covered Assets and impaired loans acquired at fair value), compared to 0.10% in the third quarter of 2011. The Company recorded a $4 million loan loss provision in the fourth quarter of 2011, down $2 million, or 30%, on a linked quarter basis. The loan loss provision in the fourth quarter was related to organic loan growth, partially offset by reduced provision associated with the improvement in asset quality.

At December 31, 2011, the allowance for loan losses was 2.62% of total loans, compared to 2.45% at September 30, 2011. In accordance with generally accepted accounting principles, the Covered Assets and OMNI and Cameron acquired loans were preliminarily marked to market at acquisition, including estimated loan impairments. Excluding FDIC covered assets and impaired loans that were marked to fair value, the Company’s ratio of loan loss reserves to loans decreased from 1.34% at September 30, 2011, to 1.24% at December 31, 2011. Excluding the Covered Assets and all other acquired loans, the Company’s ratio of loan loss reserve to loans decreased from 1.51% at September 30, 2011 to 1.39% at December 31, 2011. Management considered the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at December 31, 2011.

Deposits

During the fourth quarter of 2011, total deposits increased $99 million, or 1%. Noninterest bearing deposits climbed $70 million, or 5% (20% annualized rate); NOW accounts increased $189 million, or 11% (45% annualized rate); savings and money market deposits increased $21 million, or 1% (3% annualized rate); and time deposits decreased $181 million, or 7%.

Period-End Deposit Volumes ($ in Millions)

						Mix
	12/31/10	3/31/11	6/30/11	9/30/11	12/31/11	12/31/10	12/31/11
Noninterest	$879	$941	$1,323	$1,415	$1,485	11%	16%
NOW Accounts	1,282	1,395	1,639	1,688	1,877	16%	20%
Savings/MMkt	2,910	2,919	3,284	3,360	3,381	37%	36%
Time Deposits	2,844	2,604	2,828	2,727	2,546	36%	27%

Total Deposits	$7,915	$7,859	$9,074	$9,190	$9,289	100%	100%
Growth	-4%	-1%	15%	1%	1%

Average noninterest bearing deposits increased $87 million, or 6%, and interest-bearing deposits were relatively stable on a linked quarter basis. The rate on average interest bearing deposits in the fourth quarter of 2011 was 0.80%, a decrease of 10 basis points on a linked quarter basis.

Other Interest Bearing Liabilities

On a linked quarter basis, average long-term debt decreased $9 million, or 2%, and the cost of the debt increased 21 basis points to 2.84%. The Company had $192 million of short-term borrowings at December 31, 2011. The cost of average interest bearing liabilities was 0.90% in the fourth quarter of 2011, a decrease of eight basis points on a linked quarter basis. For the month of December 2011, the average cost of interest bearing liabilities was 0.87%.

Capital Position

The Company maintains strong capital ratios. The equity-to-assets ratio was 12.61% at December 31, 2011, compared to 12.81% at September 30, 2011, and 13.00% one year ago. At December 31, 2011, the Company reported a tangible common equity ratio of 9.52%, compared to 9.64% at September 30, 2011 and 10.65% one year ago. The Company’s Tier 1 leverage ratio was 10.45%, compared to 10.42% at September 30, 2011 and 11.24% one year ago. The Company’s total risk-based capital ratio at December 31, 2011 was 16.21%, compared to 16.62% at September 30, 2011 and 19.74% one year ago.

Regulatory Capital Ratios

At December 31, 2011

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK Corporation
Tier 1 Leverage	5.00%	9.00%	10.45%
Tier 1 Risk Based	6.00%	12.88%	14.94%
Total Risk Based	10.00%	14.14%	16.21%

On May 31, 2011, the Company acquired both OMNI and Cameron. At the time of these acquisitions, the Company used preliminary estimates (“provisional amounts”) to determine the fair values of many of the assets acquired and liabilities assumed. The Company disclosed in previous press releases and Form 10-Q filings that the estimates used to determine the fair value of the acquired loans were provisional amounts and might change as additional analysis of future cash flows was performed.

The period of time subsequent to the acquisition date for the Company to obtain the information necessary to measure all aspects of the business combinations in accordance with ASC 805 (i.e., to measure and recognize all aspects of the business combinations at acquisition-date fair values) is limited to one year. During this period, the Company may adjust any provisional amounts made for the business combinations based on any additional information subsequently obtained regarding their fair values as of the acquisition date.

During the fourth quarter, the Company performed further analysis of the facts and circumstances that existed at the acquisition date. This analysis included a refinement of the future estimated cash flows, review of loan types, and a refinement of discounts, losses given default and underlying collateral values.

As a result of this analysis, it was determined that the provisional amounts assigned to certain asset values of OMNI and Cameron initially estimated as of the acquisition date should be adjusted. The adjustments were performed retrospectively, as if they had existed at acquisition date. The Company increased the original amount of goodwill recorded in the fiscal quarter ended June 30, 2011 by $20.7 million. Due to the change in provisional amounts of loans relating to this change in goodwill, the associated loan interest income was reduced by $1.5 million in the fiscal quarter ended September 30, 2011. These changes have been reported in the quarterly comparative balance sheet, income statement and tables included in this press release.

These refinements to the OMNI and Cameron acquisition estimates reduced book value per share at September 30, 2011 from $50.19 as originally reported to $50.16 as adjusted, and tangible book value per share at September 30, 2011 from $37.12 as originally reported to $36.41 as adjusted. At December 31, 2011, book value per share was $50.48 and tangible book value per share was $36.80. Based on the closing stock price of the Company’s common stock of $54.35 per share on January 24, 2012, this price equated to 1.08 times December 31, 2011 book value and 1.48 times December 31, 2011 tangible book value per share.

On December 12, 2011, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.50%.

On October 26, 2011, the Company announced a share repurchase program totaling 900,000 shares of common stock to be completed over a one-year period. No shares were purchased during the fourth quarter of 2011.

Interest Rate Risk Position

The Company’s interest rate risk modeling at December 31, 2011, indicated the Company is fairly balanced over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates at December 31, 2011, was estimated to increase net interest income over 12 months by approximately 1.4%. Similarly, a 100 basis point decrease in interest rates was expected to decrease net interest income by less than 1%. At December 31, 2011, approximately 50% of the Company’s total loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 48%. Approximately 75% of the Company’s time deposit base will re-price within 12 months from December 31, 2011.

Operating Results

On a linked quarter basis, the average earning asset yield decreased three basis points, while the cost of interest bearing deposits and liabilities decreased 10 and eight basis points, respectively. As a result, the tax-equivalent net interest spread and margin improved five and four basis points, respectively. On a linked quarter basis, tax-equivalent net interest income increased $2 million, or 2%, as average earning assets edged up $53 million, or less than 1%, and the margin improved four basis points.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	4Q10	1Q11	2Q11	3Q11	4Q11
Earning Asset Yield	4.16%	4.47%	4.17%	4.39%	4.36%
Cost Of Int-Bearing Liabs	1.27%	1.10%	1.09%	0.98%	0.90%

Net Interest Spread	2.89%	3.37%	3.09%	3.41%	3.46%
Net Interest Margin	3.10%	3.55%	3.28%	3.58%	3.62%

Aggregate noninterest income decreased $2 million, or 4%, on a linked quarter basis. The primary reasons for the decline were debit fee income declined $1.1 million, or 36%, service charges on deposit accounts decreased $0.8 million, or 11%, gains on the sale of investments totaling $0.8 million declined $0.4 million, or 34%, and mortgage revenues decreased $0.3 million, or 2%. Revenues from brokerage, trust, capital markets, and title insurance remained relatively unchanged on a linked quarter basis. Trust assets under management were approximately $725 million at December 31, 2011, up $24 million, or 3% compared to September 30, 2011.

Results for the fourth quarter were negatively impacted by reordering the posting sequence for electronic debit transactions associated with the settlement of the previously disclosed class action law suit and reduced debit card interchange fee income associated with implementation of Durbin Amendment provisions of the Dodd-Frank Act. The impact of the reordering was approximately $1.1 million, or $0.02 per share on an after-tax basis, and the Durbin Amendment debit card transaction impact was approximately $0.9 million, or $0.02 per share on an after-tax basis. The Company has undertaken revenue enhancements, the effects of which beginning in 2012 are expected to partially mitigate the revenue decline experienced in the fourth quarter of 2011 due to the above mentioned factors.

The Company originated $1.7 billion in mortgage loans in 2011, down 6% compared to 2010. In the fourth quarter of 2011, the Company originated $516 million in mortgage loans, up $12 million, or 2%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 48% of mortgage loan applications in the fourth quarter of 2011, compared to 37% in the third quarter of 2011, and approximately 47% between December 31, 2011, and January 20, 2012. The Company sold $495 million in mortgage loans during the fourth quarter of 2011, up $48 million, or 11%, compared to the third quarter of 2011. Sales margins and gains on the sale of mortgage loans remained fairly stable on a linked quarter basis. The mortgage origination pipeline was approximately $131 million at December 31, 2011, compared to $229 million at September 30, 2011, and approximately $158 million at January 20, 2012. Mortgage loan repurchases and make-whole payments were $0.7 million in the fourth quarter of 2011 compared to less than $0.3 million in each of the three prior quarters of 2011.

Noninterest expense increased $0.2 million, or less than 1%, on a linked quarter basis. Excluding acquisition and conversion-related costs, noninterest expense increased $2 million, or 2%, over that period. On that basis, mortgage commissions increased $1.0 million on a linked quarter basis, or 31%, legal and professional expense climbed $0.9 million, or 32%, marketing and business development expense increased $0.8 million, or 38%, and computer service expense increased $0.6 million, or 25%.

In the third quarter of 2011, the Company incurred costs totaling approximately $3 million in association with a then potential settlement of a class action lawsuit and a trust preferred securities prepayment premium; no similar costs were incurred in the fourth quarter of 2011. In the fourth quarter of 2011, the Company incurred costs totaling $0.9 million associated with the write-down of four facilities (three of which were acquired in prior acquisitions), and $0.5 million associated with the impairment of a revenue bond.

The tangible efficiency ratio of IBERIABANK, excluding acquisition and conversion costs, was approximately 68% in the fourth quarter of 2011, compared to 67% in the third quarter of 2011.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 263 combined offices, including 173 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 24 title insurance offices in Arkansas and Louisiana, mortgage representatives in 59 locations in 12 states, six locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, LLC office in New Orleans. The Company opened three branch offices since September 30, 2011, in Memphis, Tennessee, Hoover and Mountain Brook, Alabama, and a new mortgage office in Fort Lauderdale.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.6 billion, based on the NASDAQ closing stock price on January 24, 2012.

The following 13 investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC

•	Guggenheim Partners

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods

•	Morgan Keegan & Company, Inc.

•	Oppenheimer & Co., Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, January 25, 2012, beginning at 9:00 a.m. Central Time by dialing 1-800-230-1096. The confirmation code for the call is 231990. A replay of the call will be available until midnight Central Time on February 1, 2012 by dialing 1-800-475-6701. The confirmation code for the replay is 231990. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended			For The Quarter Ended
	December 31,			September 30,
	2011	2010	% Change	2011	% Change
Income Data (in thousands):
Net Interest Income	$92,573	$72,349	28%	$90,971	2%
Net Interest Income (TE) (1)	94,918	73,934	28%	93,314	2%
Net Income	17,357	13,042	33%	16,347	6%
Earnings Available to Common Shareholders- Basic	17,357	13,042	33%	16,347	6%
Earnings Available to Common Shareholders- Diluted	17,050	12,781	33%	16,057	6%
Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.59	$0.49	22%	$0.55	8%
Earnings Available to Common Shareholders - Diluted	0.59	0.48	23%	0.54	8%
Book Value Per Share	50.48	48.50	4%	50.16	1%
Tangible Book Value Per Common Share (2)	36.80	38.68	(5%)	36.41	1%
Cash Dividends	0.34	0.34	—	0.34	—
Closing Stock Price	49.30	59.13	(17%)	47.06	5%
Key Ratios: (3)
Operating Ratios:
Return on Average Assets	0.59%	0.50%		0.56%
Return on Average Common Equity	4.65%	3.94%		4.31%
Return on Average Tangible Common Equity (2)	6.72%	5.26%		6.22%
Net Interest Margin (TE) (1)	3.62%	3.10%		3.58%
Efficiency Ratio	77.9%	73.5%		77.7%
Tangible Efficiency Ratio (TE) (1) (2)	75.2%	70.9%		75.0%
Full-time Equivalent Employees	2,582	2,122		2,541
Capital Ratios:
Tangible Common Equity Ratio	9.52%	10.65%		9.64%
Tangible Common Equity to Risk-Weighted Assets	13.86%	17.00%		14.21%
Tier 1 Leverage Ratio	10.45%	11.24%		10.42%
Tier 1 Capital Ratio	14.94%	18.48%		15.35%
Total Risk Based Capital Ratio	16.21%	19.74%		16.62%
Common Stock Dividend Payout Ratio	57.5%	70.1%		61.0%
Asset Quality Ratios:
Excluding FDIC Covered Assets and acquired impaired loans
Nonperforming Assets to Total Assets (4)	0.87%	0.91%		0.89%
Allowance for Loan Losses to Loans	1.24%	1.40%		1.34%
Net Charge-offs to Average Loans	0.31%	0.96%		0.12%
Nonperforming Assets to Total Loans and OREO (4)	1.41%	1.55%		1.47%

	For The Quarter Ended		For The Quarter Ended
	December 31,		September 30,	June 30,	March 31,
	2011	2011	2011	2011	2011
Balance Sheet Summary (in thousands):	End of Period	Average	Average	Average	Average
Excess Liquidity (5)	$379,125	$328,869	$217,447	$104,819	$217,017
Total Investment Securities	1,997,969	2,051,564	2,152,993	2,061,814	2,030,287
Loans, Net of Unearned Income	7,388,037	7,224,613	7,164,164	6,493,790	6,051,841
Loans, Net of Unearned Income, Excluding Covered Loans and SOP 03-3	6,017,210	5,850,558	5,679,590	4,979,056	4,506,308
Total Assets	11,757,927	11,585,185	11,506,895	10,438,931	10,005,614
Total Deposits	9,289,013	9,252,647	9,169,770	8,246,544	7,893,757
Total Shareholders’ Equity	1,482,661	1,480,538	1,505,355	1,387,239	1,313,138

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(5)	Excess Liquidity includes interest-bearing deposits in banks and fed funds sold.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	December 31,			(1) September 30,
	2011	2010	% Change	2011	% Change
BALANCE SHEET (End of Period)
ASSETS
Cash and Due From Banks	$194,171	$94,941	104.5%	$206,464	(6.0%)
Interest-bearing Deposits in Banks	379,125	242,837	56.1%	263,924	43.6%

Total Cash and Equivalents	573,296	337,778	69.7%	470,388	21.9%
Investment Securities Available for Sale	1,805,205	1,729,794	4.4%	1,776,827	1.6%
Investment Securities Held to Maturity	192,764	290,020	(33.5%)	280,533	(31.3%)

Total Investment Securities	1,997,969	2,019,814	(1.1%)	2,057,360	(2.9%)
Mortgage Loans Held for Sale	153,013	83,905	82.4%	131,726	16.2%
Loans, Net of Unearned Income	7,388,037	6,035,332	22.4%	7,169,642	3.0%
Allowance for Loan Losses	(193,761)	(136,100)	42.4%	(175,320)	10.5%

Loans, net	7,194,276	5,899,232	22.0%	6,994,322	2.9%
Loss Share Receivable	591,844	726,871	(18.6%)	601,862	(1.7%)
Premises and Equipment	285,607	208,403	37.0%	280,709	1.7%
Goodwill and Other Intangibles	401,888	264,110	52.2%	403,275	(0.3%)
Other Assets	560,034	486,653	15.1%	547,052	2.4%

Total Assets	$11,757,927	$10,026,766	17.3%	$11,486,694	2.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$1,485,058	$878,768	69.0%	$1,414,520	5.0%
NOW Accounts	1,876,797	1,281,825	46.4%	1,688,310	11.2%
Savings and Money Market Accounts	3,381,502	2,910,114	16.2%	3,359,711	0.6%
Certificates of Deposit	2,545,656	2,844,399	(10.5%)	2,727,488	(6.7%)

Total Deposits	9,289,013	7,915,106	17.4%	9,190,029	1.1%
Short-term Borrowings	192,000	—	100.00%	—	100.00%
Securities Sold Under Agreements to Repurchase	203,543	220,328	(7.6%)	214,824	(5.3%)
Trust Preferred Securities	111,862	111,250	0.6%	111,862	0.0%
Other Long-term Debt	340,871	321,001	6.2%	350,120	(2.6%)
Other Liabilities	137,977	155,623	(11.3%)	148,569	(7.1%)

Total Liabilities	10,275,266	8,723,308	17.8%	10,015,404	2.6%
Total Shareholders’ Equity	1,482,661	1,303,458	13.7%	1,471,290	0.8%

Total Liabilities and Shareholders’ Equity	$11,757,927	$10,026,766	17.3%	$11,486,694	2.4%

	December 31, 2011	(1) September 30, 2011	(1) June 30, 2011	March 31, 2011	December 31, 2010
BALANCE SHEET (Average)
ASSETS
Cash and Due From Banks	$188,517	$199,610	$157,412	$145,062	$100,550
Interest-bearing Deposits in Banks	328,869	217,423	104,800	211,773	608,927
Investment Securities	2,051,564	2,152,993	2,061,814	2,030,287	2,014,934
Mortgage Loans Held for Sale	131,787	87,769	56,783	47,883	127,723
Loans, Net of Unearned Income	7,224,613	7,164,164	6,493,790	6,051,841	5,799,144
Allowance for Loan Losses	(167,433)	(172,030)	(147,889)	(135,525)	(129,082)
Loss Share Receivable	592,985	626,551	666,159	708,809	899,558
Other Assets	1,234,283	1,230,415	1,046,062	945,484	947,860

Total Assets	$11,585,185	$11,506,895	$10,438,931	$10,005,614	$10,369,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$1,455,097	$1,368,014	$1,090,281	$901,529	$881,634
NOW Accounts	1,718,337	1,682,568	1,472,547	1,338,437	1,269,316
Savings and Money Market Accounts	3,413,278	3,350,035	3,053,046	2,922,483	2,995,002
Certificates of Deposit	2,665,935	2,769,153	2,630,670	2,731,308	2,988,638

Total Deposits	9,252,647	9,169,770	8,246,544	7,893,757	8,134,590
Short-term Borrowings	4,337	—	21,919	—	3,234
Securities Sold Under Agreements to Repurchase	218,926	218,290	200,565	216,494	233,116
Trust Preferred Securities	111,862	111,862	106,944	109,119	111,292
Long-term Debt	343,687	352,610	315,570	307,964	324,528
Other Liabilities	173,188	149,008	160,150	165,142	248,671

Total Liabilities	10,104,647	10,001,540	9,051,692	8,692,476	9,055,431
Total Shareholders’ Equity	1,480,538	1,505,355	1,387,239	1,313,138	1,314,183

Total Liabilities and Shareholders’ Equity	$11,585,185	$11,506,895	$10,438,931	$10,005,614	$10,369,614

(1)	As a result of additional information relating to facts and circumstances that existed at the time of the intital valuation, the Company has recorded adjustments to certain September 30, 2011 and June 30, 2011 balances to account for its updated goodwill valuation based on additional information available during the current quarter. The Company updated its acquired loan and OREO valuations in the current quarter for OMNI and Cameron, resulting in an increase in goodwill of $19.7 million. Average balances for the respective accounts have also been revised.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Three Months Ended
	December 31,			September 30,
	2011	2010	% Change	2011 (2)	% Change
INCOME STATEMENT
Interest Income	$111,799	$97,716	14.4%	$111,966	(0.1%)
Interest Expense	19,226	25,367	(24.2%)	20,995	(8.4%)

Net Interest Income	92,573	72,349	28.0%	90,971	1.8%
Provision for Loan Losses	4,278	11,224	(61.9%)	6,127	(30.2%)

Net Interest Income After Provision for Loan Losses	88,295	61,125	44.4%	84,844	4.1%
Service Charges	6,613	6,013	10.0%	7,448	(11.2%)
ATM / Debit Card Fee Income	1,997	2,673	(25.3%)	3,132	(36.2%)
BOLI Proceeds and Cash Surrender Value Income	899	947	(5.1%)	924	(2.7%)
Gain on Acquisition	—	—	0.0%	—	0.0%
Gain on Sale of Loans, net	13,173	16,172	(18.5%)	13,438	(2.0%)
Gain (Loss) on Sale of Investments, net	793	93	753.4%	1,206	(34.3%)
Title Revenue	4,846	4,715	2.8%	4,900	(1.1%)
Broker Commissions	2,457	2,326	5.6%	2,501	(1.7%)
Other Noninterest Income	4,677	5,113	(8.5%)	3,571	31.0%

Total Noninterest Income	35,455	38,052	(6.8%)	37,120	(4.5%)
Salaries and Employee Benefits	51,416	45,160	13.9%	52,679	(2.4%)
Occupancy and Equipment	14,404	9,343	54.2%	14,017	2.8%
Amortization of Acquisition Intangibles	1,384	1,340	3.2%	1,385	(0.1%)
Other Noninterest Expense	32,522	25,259	28.8%	31,485	3.3%

Total Noninterest Expense	99,726	81,102	23.0%	99,566	0.2%
Income Before Income Taxes	24,024	18,075	32.9%	22,398	7.3%
Income Taxes	6,667	5,033	32.5%	6,051	(10.2%)

Net Income	$17,357	$13,042	33.1%	$16,347	6.2%

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	17,357	13,042	33.1%	16,347	6.2%

Earnings Allocated to Unvested Restricted Stock	(307)	(261)	17.5%	(290)	5.6%

Earnings Available to Common Shareholders - Diluted	17,050	12,781	33.4%	16,057	6.2%

Earnings Per Share, diluted	$0.59	$0.48	22.5%	$0.54	8.5%

Impact of Merger-related Expenses	$0.10	$0.04	126.0%	$0.12	(23.8%)

Earnings Per Share, diluted, Excluding Merger-related Expenses	$0.69	$0.52	30.8%	$0.66	4.0%

NUMBER OF SHARES OUTSTANDING
Basic Shares (Average)	29,307,297	26,844,077	9.2%	29,908,906	(2.0%)
Diluted Shares (Average)	28,857,342	26,498,060	8.9%	29,472,519	(2.1%)
Book Value Shares (Period End) (1)	29,373,905	26,874,613	9.3%	29,332,856	0.1%

	2011				2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
INCOME STATEMENT
Interest Income	$111,799	$111,966	$97,127	$99,434	$97,716
Interest Expense	19,226	20,995	21,162	20,686	25,367

Net Interest Income	92,573	90,971	75,965	78,748	72,349
Provision for Loan Losses	4,278	6,127	9,990	5,471	11,224

Net Interest Income After Provision for Loan Losses	88,295	84,844	65,975	73,277	61,125
Total Noninterest Income	35,455	37,120	30,988	28,295	38,052
Total Noninterest Expense	99,727	99,566	92,706	81,732	81,102

Income Before Income Taxes	24,023	22,398	4,257	19,840	18,075
Income Taxes	6,667	6,051	(929)	5,193	5,033

Net Income	$17,357	$16,347	$5,186	$14,647	$13,042

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	17,357	16,347	5,186	14,647	13,042

Earnings Allocated to Unvested Restricted Stock	(307)	(290)	(291)	(291)	(261)

Earnings Available to Common Shareholders - Diluted	$17,050	$16,057	$4,895	$14,356	$12,781

Earnings Per Share, basic	$0.59	$0.55	$0.19	$0.54	$0.49

Earnings Per Share, diluted	$0.59	$0.54	$0.18	$0.54	$0.48

Book Value Per Common Share	$50.48	$50.16	$49.88	$48.68	$48.50
Tangible Book Value Per Common Share	$36.80	$36.41	$38.53	$38.95	$38.68
Return on Average Assets	0.59%	0.56%	0.20%	0.59%	0.50%
Return on Average Common Equity	4.65%	4.31%	1.50%	4.52%	3.94%
Return on Average Tangible Common Equity	6.72%	6.22%	2.24%	5.95%	5.26%

(1)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(2)	As a result of additional information, the Company has recorded adjustments to certain September 30, 2011 amounts to account for its updated goodwill valuation based on additional information available during the current quarter. The Company updated its acquired loan and OREO valuations in the current quarter, resulting in a decrease in interest income and income tax expense of $1.5 million and $0.5 million, respectively, for the three months ended September 30, 2011. Affected ratios and per share amounts have also been revised.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Year Ended
	December 31,
	2011	2010	% Change
INCOME STATEMENT
Interest Income	$420,327	$396,371	6.0%
Interest Expense	82,069	114,744	(28.5%)

Net Interest Income	338,258	281,627	20.1%
Provision for Loan Losses	25,867	42,451	(39.1%)

Net Interest Income After Provision for Loan Losses	312,391	239,176	30.6%
Service Charges	25,915	24,375	6.3%
ATM / Debit Card Fee Income	11,008	10,117	8.8%
BOLI Proceeds and Cash Surrender Value Income	3,296	3,100	6.3%
Gain on Acquisition	—	3,781	(100.0%)
Gain on Sale of Loans, net	44,892	47,689	(5.9%)
Gain (Loss) on Sale of Investments, net	3,475	5,251	(33.8%)
Title Revenue	18,048	18,083	(0.2%)
Broker Commissions	10,224	7,530	35.8%
Other Noninterest Income	15,001	13,964	7.4%

Total Noninterest Income	131,859	133,890	(1.5%)
Salaries and Employee Benefits	193,773	161,482	20.0%
Occupancy and Equipment	49,600	33,837	46.6%
Amortization of Acquisition Intangibles	5,121	4,935	3.8%
Other Noninterest Expense	125,237	103,995	20.4%

Total Noninterest Expense	373,731	304,249	22.8%
Income Before Income Taxes	70,519	68,817	2.5%
Income Taxes	16,981	19,991	(15.1%)

Net Income	$53,538	$48,826	9.7%

Preferred Stock Dividends	—	—	—

Earnings Available to Common Shareholders - Basic	53,538	48,826	9.7%

Earnings Allocated to Unvested Restricted Stock	(966)	(978)	(1.2%)

Earnings Available to Common Shareholders - Diluted	52,572	47,848	9.9%

Earnings Per Share, diluted	$1.87	$1.88	(0.9%)

Impact of Merger-related Expenses	$0.41	$0.23	76.5%

Earnings Per Share, diluted, Excluding Merger-related Expenses	$2.28	$2.11	75.7%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	December 31,			September 30,
	2011	2010	% Change	2011	% Change
LOANS RECEIVABLE
Residential Mortgage Loans:
Residential 1-4 Family	$462,454	$616,550	(25.0%)	$490,737	(5.8%)
Construction/ Owner Occupied	16,143	14,822	8.9%	17,256	(6.4%)

Total Residential Mortgage Loans	478,597	631,372	(24.2%)	507,993	(5.8%)
Commercial Loans:
Real Estate	3,334,582	2,647,107	26.0%	3,312,138	0.7%
Business	2,045,399	1,515,856	34.9%	1,872,710	9.2%

Total Commercial Loans	5,379,982	4,162,963	29.2%	5,184,848	3.8%
Consumer Loans:
Indirect Automobile	261,707	255,322	2.5%	260,002	0.7%
Home Equity	1,066,349	834,840	27.7%	1,022,292	4.3%
Automobile	38,600	31,266	23.5%	36,753	5.0%
Credit Card Loans	48,732	44,071	10.6%	45,700	6.6%
Other	114,070	75,500	51.1%	112,055	1.8%

Total Consumer Loans	1,529,458	1,240,998	23.2%	1,476,802	3.6%

Total Loans Receivable	7,388,037	6,035,332	22.4%	7,169,642	3.0%

Allowance for Loan Losses	(193,761)	(136,100)		(175,320)

Loans Receivable, Net	$7,194,276	$5,899,232		$6,994,322

	December 31,			September 30,
	2011	2010	% Change	2011	% Change
ASSET QUALITY DATA (1)
Nonaccrual Loans	$719,236	$816,244	(11.9%)	$805,247	(10.7%)
Foreclosed Assets	4	163	(97.8%)	32	(88.6%)
Other Real Estate Owned	125,042	69,054	81.1%	117,611	6.3%
Accruing Loans More Than 90 Days Past Due	29,003	53,112	(45.4%)	24,741	17.2%

Total Nonperforming Assets	$873,285	$938,573	(7.0%)	$947,631	(7.8%)

Loans 30-89 Days Past Due	86,467	111,345	(22.3%)	74,604	15.9%
Nonperforming Assets to Total Assets	7.43%	9.36%	(20.6%)	8.25%	(9.9%)
Nonperforming Assets to Total Loans and OREO	11.62%	15.37%	(24.4%)	13.00%	(10.6%)
Allowance for Loan Losses to Nonperforming Loans (4)	25.9%	15.7%	65.4%	21.1%	22.6%
Allowance for Loan Losses to Nonperforming Assets	22.2%	14.5%	53.0%	18.5%	19.9%
Allowance for Loan Losses to Total Loans	2.62%	2.26%	16.3%	2.45%	7.3%
Year to Date Charge-offs	$16,535	$33,858	(51.2%)	$10,186	N/M
Year to Date Recoveries	(8,351)	(6,818)	22.5%	(7,352)	N/M

Year to Date Net Charge-offs (Recoveries)	$8,184	$27,040	(69.7%)	$2,834	N/M

Quarter to Date Net Charge-offs (Recoveries)	$5,350	$10,506	(49.1%)	$1,880	184.7%

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, including assets acquired in FDIC-assisted transactions.
(2)	Troubled debt restructurings meeting past due and nonaccruing criteria are included in loans past due and nonaccrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due or on nonaccrual status for the respective periods.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	December 31,			September 30,
	2011	2010	% Change	2011	% Change
LOANS RECEIVABLE (Ex-Covered Assets and Acquired Impaired Loans) (1)
Residential Mortgage Loans:
Residential 1-4 Family	$257,635	$355,164	(27.5%)	$278,991	(7.7%)
Construction/ Owner Occupied	16,143	14,822	8.9%	17,256	(6.4%)

Total Residential Mortgage Loans	273,778	369,986	(26.0%)	296,247	(7.6%)
Commercial Loans:
Real Estate	2,592,008	1,781,758	45.5%	2,487,885	4.2%
Business	1,869,990	1,341,338	39.4%	1,723,423	8.5%

Total Commercial Loans	4,461,998	3,123,096	42.9%	4,211,308	6.0%
Consumer Loans:
Indirect Automobile	261,547	255,322	2.4%	259,789	0.7%
Home Equity	824,873	555,749	48.4%	773,388	6.7%
Automobile	38,560	31,266	23.3%	36,716	5.0%
Credit Card Loans	47,763	42,916	11.3%	44,710	6.8%
Other	108,692	74,250	46.4%	110,340	(1.5%)

Total Consumer Loans	1,281,434	959,503	33.6%	1,224,943	4.6%

Total Loans Receivable	6,017,210	4,452,585	35.2%	5,732,498	5.0%

Allowance for Loan Losses	(74,862)	(62,460)		(76,864)

Loans Receivable, Net	$5,942,349	$4,390,125		$5,655,634

	December 31,			September 30,
	2011	2010	% Change	2011	% Change
ASSET QUALITY DATA (Ex-Covered Assets and Acquired Impaired Loans) (1)
Nonaccrual Loans	$60,303	$49,496	21.8%	$70,833	(14.9%)
Foreclosed Assets	4	9	(59.8%)	32	(88.6%)
Other Real Estate Owned	21,378	18,487	15.6%	12,269	74.3%
Accruing Loans More Than 90 Days Past Due	3,580	1,455	146.1%	1,149	211.4%

Total Nonperforming Assets	$85,265	$69,447	22.8%	$84,283	1.2%

Loans 30-89 Days Past Due	19,455	13,311	46.2%	25,678	(24.2%)
Troubled Debt Restructurings (2)	27,855	17,471	59.4%	29,105	(4.3%)
Current Troubled Debt Restructurings (3)	161	10,215	(98.4%)	1,415	(88.6%)
Nonperforming Assets to Total Assets	0.87%	0.91%	(4.1%)	0.89%	(2.3%)
Nonperforming Assets to Total Loans and OREO	1.41%	1.55%	(9.2%)	1.47%	(3.6%)
Allowance for Loan Losses to Nonperforming Loans (4)	117.2%	122.6%	(4.4%)	106.8%	9.7%
Allowance for Loan Losses to Nonperforming Assets	87.8%	89.9%	(2.4%)	91.2%	(3.7%)
Allowance for Loan Losses to Total Loans	1.24%	1.40%	(11.3%)	1.34%	(6.9%)
Year to Date Charge-offs	$15,398	$33,533	(54.1%)	$9,786	N/M
Year to Date Recoveries	(7,825)	(6,816)	14.8%	(6,836)	N/M

Year to Date Net Charge-offs (Recoveries)	$7,573	$26,717	(71.7%)	$2,950	N/M

Quarter to Date Net Charge-offs (Recoveries)	$4,622	$10,472	(55.9%)	$1,711	170.2%

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, including assets acquired in FDIC-assisted transactions.
(2)	Troubled debt restructurings meeting past due and nonaccruing criteria are included in loans past due and nonaccrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due or on nonaccrual status for the respective periods.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2011		September 30, 2011		December 31, 2010
	Average Balance	Average Yield/Rate (%)	Average Balance (3)	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$492,262	7.00%	$526,668	7.14%	$637,748	7.12%
Commercial Loans (TE) (1)	5,235,122	7.22%	5,168,460	5.14%	3,928,998	6.02%
Consumer and Other Loans	1,497,229	6.29%	1,469,036	6.43%	1,232,398	7.08%

Total Loans	7,224,613	7.01%	7,164,164	5.55%	5,799,144	6.37%
Loss Share Receivable	592,985	-19.31%	626,551	-1.63%	899,558	-3.75%

Total Loans and Loss Share Receivable	7,817,598	5.02%	7,790,715	4.98%	6,698,702	5.01%
Mortgage Loans Held for Sale	131,787	3.21%	87,769	4.19%	127,723	3.08%
Investment Securities (TE) (1)(2)	1,985,826	2.57%	2,110,070	2.72%	1,946,658	2.60%
Other Earning Assets	385,158	0.68%	278,771	0.78%	678,245	0.42%

Total Earning Assets	10,320,369	4.36%	10,267,325	4.39%	9,451,328	4.16%
Allowance for Loan Losses	(167,433)		(172,030)		(129,082)
Nonearning Assets	1,432,249		1,411,600		1,047,368

Total Assets	$11,585,185		$11,506,895		$10,369,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,718,337	0.41%	$1,682,568	0.45%	$1,269,316	0.59%
Savings and Money Market Accounts	3,413,278	0.55%	3,350,035	0.69%	2,995,002	0.91%
Certificates of Deposit	2,665,935	1.38%	2,769,153	1.43%	2,988,638	1.75%

Total Interest-bearing Deposits	7,797,550	0.80%	7,801,756	0.90%	7,252,956	1.20%
Short-term Borrowings	223,263	0.27%	218,290	0.28%	236,350	0.32%
Long-term Debt	455,549	2.84%	464,472	2.63%	435,820	2.95%

Total Interest-bearing Liabilities	8,476,362	0.90%	8,484,518	0.98%	7,925,126	1.27%
Noninterest-bearing Demand Deposits	1,455,097		1,368,014		881,634
Noninterest-bearing Liabilities	173,188		149,008		248,672

Total Liabilities	10,104,647		10,001,540		9,055,432
Shareholders’ Equity	1,480,538		1,505,355		1,314,182

Total Liabilities and Shareholders’ Equity	$11,585,185		$11,506,895		$10,369,614

Net Interest Spread	$92,573	3.46%	$90,971	3.41%	$72,349	2.89%
Tax-equivalent Benefit	2,345	0.09%	2,343	0.09%	1,585	0.08%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$94,918	3.62%	$93,314	3.58%	$73,934	3.10%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.
(3)

The Company has recorded adjustments to certain September 30, 2011 average balances and yields on earning assets to account for its updated goodwill valuation based on additional information available during the current quarter.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Year Ended
	December 31, 2011		December 31, 2010
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$550,364	6.97%	$809,515	6.83%
Commercial Loans (TE) (1)	4,787,680	6.41%	3,798,264	5.90%
Consumer and Other Loans	1,399,953	6.55%	1,139,275	6.65%

Total Loans	6,737,997	6.49%	5,747,054	6.18%
Loss Share Receivable	648,248	-10.97%	927,758	-1.38%

Total Loans and Loss Share Receivable	7,386,245	5.57%	6,674,812	5.74%
Mortgage Loans Held for Sale	81,304	4.28%	98,548	4.00%
Investment Securities (TE) (1)(2)	2,036,071	2.65%	1,727,531	3.00%
Other Earning Assets	277,152	0.74%	875,937	0.32%

Total Earning Assets	9,780,772	4.35%	9,376,828	4.27%
Allowance for Loan Losses	(155,851)		(85,231)
Nonearning Assets	1,265,552		1,011,545

Total Assets	$10,890,473		$10,303,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,554,368	0.49%	$1,323,367	0.69%
Savings and Money Market Accounts	3,186,508	0.69%	2,759,442	1.29%
Certificates of Deposit	2,699,279	1.52%	3,096,524	1.65%

Total Interest-bearing Deposits	7,440,155	0.95%	7,179,333	1.33%
Short-term Borrowings	220,146	0.26%	216,116	0.37%
Long-term Debt	440,077	2.45%	593,942	3.02%

Total Interest-bearing Liabilities	8,100,378	1.01%	7,989,391	1.43%
Noninterest-bearing Demand Deposits	1,205,697		841,739
Noninterest-bearing Liabilities	162,142		222,247

Total Liabilities	9,468,217		9,053,377
Shareholders’ Equity	1,422,256		1,249,765

Total Liabilities and Shareholders’ Equity	$10,890,473		$10,303,142

Net Interest Spread	$338,258	3.34%	$281,627	2.84%
Tax-equivalent Benefit	8,178	0.09%	7,778	0.08%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$346,436	3.51%	$289,405	3.05%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Net Interest Income	$92,573	$90,971	$72,349
Effect of Tax Benefit on Interest Income	2,345	2,343	1,585

Net Interest Income (TE) (1)	94,918	93,314	73,934

Noninterest Income	35,455	37,120	38,052
Effect of Tax Benefit on Noninterest Income	484	498	510

Noninterest Income (TE) (1)	35,939	37,618	38,562

Total Revenues (TE) (1)	$130,857	$130,932	$112,496

Total Noninterest Expense	$99,727	$99,566	$81,102
Less Intangible Amortization Expense	(1,384)	(1,385)	(1,340)

Tangible Operating Expense (2)	$98,342	$98,181	$79,762

Return on Average Common Equity	4.65%	4.31%	3.94%
Effect of Intangibles (2)	2.07%	1.91%	1.32%

Return on Average Tangible Common Equity (2)	6.72%	6.22%	5.26%

Efficiency Ratio	77.9%	77.7%	73.5%
Effect of Tax Benefit Related to Tax Exempt Income	(1.7%)	(1.7%)	(1.4%)

Efficiency Ratio (TE) (1)	76.2%	76.0%	72.1%
Effect of Amortization of Intangibles	(1.1%)	(1.0%)	(1.2%)

Tangible Efficiency Ratio (TE) (1) (2)	75.2%	75.0%	70.9%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.